Exhibit 10.1

AGREEMENT

This AGREEMENT (the “Agreement”), dated January 28, 2014 and effective for all purposes as of December 31, 2013 (the “Effective Date”), is entered into by and between Oren Fuerst (“Fuerst”) and LabStyle Innovations Corp., a Delaware corporation (collectively with its subsidiaries, the “Company” and together with Fuerst, each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement, dated March 15, 2012, as amended on August 8, 2012 (the “Employment Agreement”), whereby Fuerst was appointed Chief Executive Officer and Chairman of the Board of the Company;

WHEREAS, on August 9, 2013, the Board of Directors of the Company implemented a certain internal management restructuring whereby Fuerst’s title was changed from Chief Executive Officer and Chairman of the Board to Executive Chairman;

WHEREAS, Fuerst and the Company now desire to redefine Fuerst’s position in the Company by changing Fuerst’s title from Executive Chairman to Chairman of the Board and desire to memorialize the terms under which Fuerst shall serve as Chairman of the Board of the Company as set forth herein; and

WHEREAS, in furtherance of the foregoing, Fuerst and the Company further desire to terminate the Employment Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be bound hereby, the Parties hereby agree as follows:

1.                  Incorporation of Recitals. The above recitals are incorporated herein by reference as operative and integral premises and parts of this Agreement.

2.                  Mutually Agreed Termination of the Employment Agreement. Pursuant to Section 6 of the Employment Agreement, as of the Effective Date, the Parties hereby mutually agree to terminate the Employment Agreement in its entirety, except for those provisions expressly intended to survive such termination. Fuerst further voluntarily resigns as an officer or employee of the Company and an officer, director or employee of any of the Company’s subsidiaries. The Parties both waive any requirement of further advance notice of such termination and any payment in lieu of such advance notice, except as expressly set forth herein. Any confidentiality, nonsolicitation, non-competition or intellectual property assignment agreement between the Company and Fuerst (including Exhibit B to the Employment Agreement) shall remain unmodified hereby and in full force and effect.

3.                  Appointment as Chairman of the Board; Payments.

3.1.            Duties. Following the Effective Date, Fuerst shall perform the duties customarily associated with the position of Chairman of the Board of the Company. Notwithstanding the foregoing, Fuerst shall not undertake any role or duties in or related to, nor shall he have any responsibility or authority to manage, the day-to-day operations of the Company. Fuerst agrees to devote such time as is reasonably and customarily necessary to perform completely the duties as a Chairman of the Board of the Company and will perform such duties described herein in accordance with (i) the Certificate of Incorporation and Bylaws of the Company as amended from time to time, (ii) the fiduciary duties of directors arising under the Delaware General Corporation Law and (iii) all other applicable laws, rules and regulations.

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3.2.            Term. The term of this Agreement shall commence following the Effective Date and shall continue until the expiration of Fuerst’s term as a director of the Company (as such term may be extended by the vote of the Company’s stockholders from time to time in accordance with applicable law, rule or regulation) or his earlier death, removal, incapacity or resignation.

3.3.            Compensation. For all services to be rendered by Fuerst in any capacity hereunder, the Company agrees to pay Fuerst a cash director’s fee of $100,000 per annum, payable in equal quarterly installments in arrears, with the first quarter’s payment due April 1, 2014 and each subsequent payment due by no later than the last day of each quarter of service. In the event that Fuerst's term as director of the Company expires on a day falling during a quarter, then Fuerst shall be entitled to a pro rated portion of the quarterly installment through the date of conclusion of his service.

3.4.            Bonus. The Company shall pay Fuerst a one lump sum bonus in the amount of $250,000 following the Effective Date, subject to the achievement by the Company of the following milestones: (i) the Company has initiated and achieved commercial sales, regardless of sales volumes, and (ii) the Company shall have received or earned cash in the aggregate gross amount of US$20 million through any combination of equity or debt financing or sales revenue during the period from and after the Effective Date.

3.5.            Vesting of Options. For as long as Fuerst remains a member of the Board of Directors of the Company, any unvested options to purchase shares of Company common stock previously granted to Fuerst under the Company’s 2012 Equity Incentive Plan (the “Plan”) or otherwise shall continue to vest as such are scheduled to vest as of and following the Effective Date pursuant to the applicable Stock Option Agreements between Fuerst and the Company. The Company agrees that the entry into this Agreement shall not impair Fuerst’s rights under his vested employee options as of the Effective Date, even if and when he ceases to be a director of the Company (including, but not limited to, not requiring Fuerst to exercise the options following the Effective Date in spite of ceasing to be an employee of the Company, if such a requirement exists under the Plan). Provided Fuerst is at the applicable time a director of the Company, all options held by Fuerst upon a Change of Control (as defined in the Employment Agreement), will be subject to immediate full vesting.

3.6.            No Additional Payments. Except as expressly provided for herein and other than as reimbursement for expenses or as entitled as a member of the Board of Directors of the Company, Fuerst shall not be entitled to any other fees, payments, bonuses, benefits or perquisites of any kind as an officer or employee of the Company or otherwise from the Company, whether or not arising under the Employment Agreement. Company agrees that it has paid or that it shall be responsible for any required U.S. and Israeli employment taxes due on payment made or due to Fuerst as part of the Employment Agreement.

3.7.            No Withholding. The Company shall not be required to withhold any tax or social benefit from any payments made hereunder, and Fuerst shall be solely responsible for any taxes or similar items due on any payments made to him hereunder.

4.                  Lock-Up. Fuerst agrees that he shall, while he continues to serve as a director of the Company enter into any lock-up agreement that is also entered into by each member of the Board of Directors in connection with any financing by the Company.

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5.                  Release of Claims. Fuerst agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Fuerst by the Company. Fuerst and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement which relate to or arise from the Employment Agreement, Fuerst’s employment relationship with the Company and the termination of that relationship. This release does not extend to: (i) any obligations incurred under this Agreement, (ii) any claims of the Company under Exhibit B to the Employment Agreement, or (iii) any claims of fraud, gross negligence, misrepresentation, breach of fiduciary duty or breach of any securities laws, rules or regulations.

6.                  No Pending or Future Lawsuits. Fuerst represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Company represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Fuerst.

7.                  Indemnification. The Company shall indemnify, defend and hold harmless Fuerst in his capacity as a director of the Company, to the full extent allowed by the law of the State of Delaware, and as provided by, or granted pursuant to, any charter provision, bylaw provision, vote of disinterested directors or otherwise, as to action taken in Fuerst’s capacity as a director of the Company. The Company shall use reasonable commercial efforts continue to cause Fuerst to be covered under the Company’s director and officers liability policy for so long as he is a director of the Company.

8.                  Construction. Any controversy regarding the construction of this Agreement shall be decided neutrally, in light of its conciliatory purpose, and without regard to the events of authorship or negotiation.

9.                  Binding Effect. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective successors and assigns.

10.              Assignment. This agreement is not assignable without written consent of the other party.

11.              Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Except as provided for in Section 17 of Exhibit B to the Employment Agreement, in the event that the Company or Fuerst, his spouse or any other person claiming benefits on behalf of or through Fuerst, has a dispute or claim based upon this Agreement including the interpretation or application of the terms and provisions of this Agreement, the sole and exclusive remedy is for that party to submit the dispute to binding arbitration in accordance with the rules of arbitration of the American Arbitration Association (“AAA”) in the City and County of New York, USA. Any arbitrator selected to arbitrate any such dispute shall be independent and neutral and will have the power to interpret this Agreement. Any determination or decision by the arbitrator shall be binding upon the parties and may be enforced in any court of law. The expenses of the arbitrator will be paid 50% by the Company and 50% by Fuerst, his spouse or other person, as the case may be, provided that the arbitrator shall be free to apportion such fees between the parties as he/she may determine in their discretion as permitted by the AAA rules of arbitration.

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12.              Severability. If any term or provision of this Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.              Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Fuerst concerning the subject matter hereof and supersedes and replaces any and all prior agreements and understandings related to such subject matter.

14.              No Oral Modification. This Agreement may only be amended in writing signed by Fuerst and the President of the Company.

15.              Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is made and entered into as of the date first set forth above.

LABSTYLE INNOVATIONS CORP.

/s/ Erez Raphael

By: _______________________________

Name: Erez Raphael

Title: President and CEO

/s/ Oren Fuerst

_______________________________

Oren Fuerst

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